Exhibit 99.2

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Kevin T. Keen the lawful attorney-in-fact and agent with full power and authority to execute and file on the undersigned’s behalf, any and all instruments including Forms 3, 4 and 5, and Schedules 13D and 13G (collectively, the “Filings”), and any amendments, supplements or successor forms thereto pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the undersigned’s reporting obligations with respect to securities of Diamondback Energy, Inc., a Delaware corporation, pursuant to Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of such attorney-in-fact shall continue until the undersigned is no longer required to file any of the Filings, unless earlier revoked in writing. The undersigned hereby ratifies, confirms and approves in all respects all Filings (including amendments thereto) and actions taken by the attorney-in-fact relating to such Filings.

The undersigned acknowledges that the attorney-in-fact is not assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, the undersigned, in her individual capacity and in her capacity as an authorized signatory of each of the entities listed below, has executed and delivered this Power of Attorney on her own behalf and on behalf of each such entity, with such single execution constituting the valid and binding act of the undersigned individually and of each entity, as of the date indicated.

Dated: August 14, 2025

STEPHENS FAMILY TRUST

SFT 1 HOLDINGS, LLC
SFT 2 HOLDINGS, LLC
SGF FANG HOLDINGS, LP
SGF CAPITAL, LLC
LYNDAL STEPHENS GRETH
AUTRY STEPHENS MANAGEMENT TRUST
STEPHENS FAMILY TRUST #2
ACS CAPITAL MANAGEMENT, LLC
ACS CAPITAL HOLDINGS, LP
ENDEAVOR MANAGER, LLC
SFT MANAGEMENT, LLC

/s/ Lyndal Stephens Greth
	Name:	Lyndal Stephens Greth